                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*

                               Interwoven, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46114T 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 32
                           Exhibit Index on Page 30

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 2 of 32 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel V L.P. ("A5")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 3 of 32 Pages
---------------------                                         ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel V Associates L.L.C. ("A5A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 4 of 32 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet/Strategic Technology Fund L.P. ("AISTF")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 5 of 32 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 6 of 32 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu V L.P. ("AK5")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 7 of 32 Pages
---------------------                                         ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu V Associates L.L.C. ("AK5A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         2,048 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
          BENEFICIALLY                      ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
    OWNED BY EACH REPORTING                 ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz
             PERSON                         ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
              WITH                          AK5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            2,048 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui,
                                            Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               2,048
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 8 of 32 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '97 L.P. ("AI97")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          -----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         See response to row 5.
              WITH              -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP NO. 46114T 10 2                    13 G                 Page 9 of 32 Pages
---------------------                                         ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Swartz Family Partnership L.P. ("SFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                        0 shares.
              WITH              ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               0
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 10 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Ellmore C. Patterson Partners  ("ECPP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                    5  SOLE VOTING POWER
             SHARES                        760 shares. Patterson is the general partner of ECPP and may be
          BENEFICIALLY                     deemed to have sole power to vote the shares held by ECPP.
    OWNED BY EACH REPORTING     ----------------------------------------------------------------------------------
             PERSON                     6  SHARED VOTING POWER
              WITH                          0 shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            760 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of the shares held by ECPP.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               760
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 11 of 32 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel VI L.P. ("A6")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         54,355 shares, except that Accel VI Associates L.L.C. ("A6A"), the
          BENEFICIALLY                      general partner of A6, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
             PERSON                         ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
              WITH                          ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            A6A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            54,355 shares, except that A6A, the general partner of A6, may be deemed to have sole power to dispose of these shares, Breyer,
                                            Patterson, Sednaoui, Swartz and Wagner, the managing members of A6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               54,355
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 12 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel VI Associates L.L.C. ("A6A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         54,355 shares, all of which are directly owned by Accel VI L.P.
          BENEFICIALLY                      ("A6"). A6A, the general partner of A6, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R.
              WITH                          Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of A6A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            54,355 shares, all of which are directly owned by A6.  A6A, the general partner of A6, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of A6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               54,355
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 13 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet Fund II L.P. ("AIF2")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         6,945 shares, except that Accel Internet Fund II Associates L.L.C.
          BENEFICIALLY                      ("AIF2A"), the general partner of AIF2, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R.
              WITH                          Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AIF2A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            6,945 shares, except that AIF2A, the general partner of AIF2, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF2A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               6,945
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 14 of 32 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet Fund II Associates L.L.C. ("AIF2A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         6,945 shares, all of which are owned by Accel Internet Fund II L.P.
          BENEFICIALLY                      ("AIF2").  AIF2A, the general partner of AIF2, may be deemed to have
    OWNED BY EACH REPORTING                 sole power to vote these shares, and James W. Breyer ("Breyer"),
             PERSON                         Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"),
              WITH                          James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the
                                            managing members of AIF2A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            6,945 shares, all of which are owned by AIF2.  AIF2A, the general partner of AIF2, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of AIF2, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               6,945
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 15 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu VI L.P. ("AK6")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         868 shares, except that Accel Keiretsu VI Associates L.L.C. ("AK6A"),
          BENEFICIALLY                      the general partner of AK6, may be deemed to have sole power to vote
    OWNED BY EACH REPORTING                 these shares, and James W. Breyer ("Breyer"), Arthur C. Patterson
             PERSON                         ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz
              WITH                          ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            AK6A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            868 shares, except that AK6A, the general partner of AK6, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Patterson, Sednaoui, Swartz and Wagner, the managing members of AK6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               868
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 16 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu VI Associates L.L.C. ("AK6A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         868 shares, all of which are directly owned by Accel Keiretsu VI L.P.
          BENEFICIALLY                      ("AK6").  AK6A, the general partner of AK6, may be deemed to have sole
    OWNED BY EACH REPORTING                 power to vote these shares, and James W. Breyer ("Breyer"), Arthur C.
             PERSON                         Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R.
              WITH                          Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AK6A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            868 shares, all of which are directly owned by AK6.  AK6A, the general partner of AK6, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of AK6A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               868
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 17 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '98 L.P. ("AI98")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         4,607 shares, except that James W. Breyer ("Breyer"), Arthur C.
          BENEFICIALLY                      Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R.
    OWNED BY EACH REPORTING                 Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the general partners
             PERSON                         of AI98, may be deemed to have shared power to vote these shares.
              WITH              -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            4,607 shares, except that Breyer, Patterson, Sednaoui, Swartz and
                                            Wagner, the general partners of AI98, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               4,607
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 18 of 32 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James W. Breyer ("Breyer")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         68,823 shares, of which 2,048 are directly owned by Accel Keiretsu V
              WITH                          Associates L.L.C. ("AK5A"), 54,355 are directly owned by Accel VI
                                            L.P. ("A6"), 6,945 are directly owned by Accel Internet Fund II L.P.
                                            ("AIF2"), 868 are directly owned by Accel Keiretsu VI L.P. ("AK6")
                                            and 4,607 are directly owned by Accel Investors '98 L.P. ("AI98").
                                            Breyer is a managing member of AK5A, a managing member of Accel VI
                                            Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                                            general partner of AIF2, a managing member of Accel Keiretsu VI
                                            Associates L.L.C. ("AK6A"), the general partner of AK6  and a general partner of AI98 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            68,823 shares, of which 2,048 are directly owned by AK5A, 54,355 are directly owned by A6, 6,945 are directly owned by AIF2, 868 are directly owned by AK6 and 4,607 are directly owned by AI98.  Breyer is a managing member of AK5A, a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of
                                            AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               68,823
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 19 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Luke B. Evnin ("Evnin")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         2,048 shares, all of which are directly owned by Accel Keiretsu V
              WITH                          Associates L.L.C. ("AK5A").  Evnin is a managing member of AK5A and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            2,048 shares, all of which are directly owned by AK5A.  Evnin is a managing member of AK5A and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               2,048
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 20 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Eugene D. Hill, III ("Hill")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         2,048 shares, all of which are directly owned by Accel Keiretsu V
              WITH                          Associates L.L.C. ("AK5A").  Hill is a managing member of AK5A and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            2,048 shares, all of which are directly owned by AK5A.  Hill is a managing member of AK5A and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               2,048
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 21 of 32 Pages
---------------------                                        -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Arthur C. Patterson ("Patterson")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         1,468 shares, 760 of which are directly owned by Ellmore C. Patterson
          BENEFICIALLY                      Partners ("ECPP").  Patterson is the general partner of ECPP and may
    OWNED BY EACH REPORTING                 be deemed to have sole power to vote the shares held by ECPP.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            68,823 shares, of which 2,048 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A"), 54,355 are directly owned by Accel VI
                                            L.P. ("A6"), 6,945 are directly owned by Accel Internet Fund II L.P.
                                            ("AIF2"), 868 are directly owned by Accel Keiretsu VI L.P. ("AK6")
                                            and 4,607 are directly owned by Accel Investors '98 L.P. ("AI98").
                                            Patterson is a managing member of AK5A, a managing member of Accel VI
                                            Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                                            general partner of AIF2, a managing member of Accel Keiretsu VI
                                            Associates L.L.C. ("AK6A"), the general partner of AK6  and a general partner of AI98 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            1,468 shares, 760 of which are directly owned by ECPP.  Patterson is the general partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            68,823 shares, of which 2,048 are directly owned by AK5A, 54,355 are directly owned by A6, 6,945 are directly owned by AIF2, 868 are directly owned by AK6 and 4,607 are directly owned by AI98.
                                            Patterson is a managing member of AK5A, a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of
                                            AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               70,291
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 22 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                G. Carter Sednaoui ("Sednaoui")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         68,823 shares, of which 2,048 are directly owned by Accel Keiretsu V
              WITH                          Associates L.L.C. ("AK5A"), 54,355 are directly owned by Accel VI
                                            L.P. ("A6"), 6,945 are directly owned by Accel Internet Fund II L.P.
                                            ("AIF2"), 868 are directly owned by Accel Keiretsu VI L.P. ("AK6")
                                            and 4,607 are directly owned by Accel Investors '98 L.P. ("AI98").
                                            Sednaoui is a managing member of AK5A, a managing member of Accel VI
                                            Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                                            general partner of AIF2, a managing member of Accel Keiretsu VI
                                            Associates L.L.C. ("AK6A"), the general partner of AK6  and a general partner of AI98 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            68,823 shares, of which 2,048 are directly owned by AK5A, 54,355 are directly owned by A6, 6,945 are directly owned by AIF2, 868 are directly owned by AK6 and 4,607 are directly owned by AI98.  Sednaoui is a managing member of AK5A, a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of
                                            AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               68,823
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 23 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James R. Swartz ("Swartz")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         68,823 shares, of which 2,048 are directly owned by Accel Keiretsu V
              WITH                          Associates L.L.C. ("AK5A"), 54,355 are directly owned by Accel VI
                                            L.P. ("A6"), 6,945 are directly owned by Accel Internet Fund II L.P.
                                            ("AIF2"), 868 are directly owned by Accel Keiretsu VI L.P. ("AK6")
                                            and 4,607 are directly owned by Accel Investors '98 L.P. ("AI98").
                                            Swartz is a managing member of AK5A, a managing member of Accel VI
                                            Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                                            general partner of AIF2, a managing member of Accel Keiretsu VI
                                            Associates L.L.C. ("AK6A"), the general partner of AK6  and a general partner of AI98 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            68,823 shares, of which 2,048 are directly owned by AK5A, 54,355 are directly owned by A6, 6,945 are directly owned by AIF2, 868 are directly owned by AK6 and 4,607 are directly owned by AI98.  Swartz is a managing member of AK5A, a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of
                                            AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               68,823
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO. 46114T 10 2                    13 G                Page 24 of 32 Pages
---------------------                                        -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                J. Peter Wagner ("Wagner")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [x]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         68,823 shares, of which 2,048 are directly owned by Accel Keiretsu V
              WITH                          Associates L.L.C. ("AK5A"), 54,355 are directly owned by Accel VI
                                            L.P. ("A6"), 6,945 are directly owned by Accel Internet Fund II L.P.
                                            ("AIF2"), 868 are directly owned by Accel Keiretsu VI L.P. ("AK6")
                                            and 4,607 are directly owned by Accel Investors '98 L.P. ("AI98").
                                            Wagner is a managing member of AK5A, a managing member of Accel VI
                                            Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                                            general partner of AIF2, a managing member of Accel Keiretsu VI
                                            Associates L.L.C. ("AK6A"), the general partner of AK6  and a general partner of AI98 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            68,823 shares, of which 2,048 are directly owned by AK5A, 54,355 are directly owned by A6, 6,945 are directly owned by AIF2, 868 are directly owned by AK6 and 4,607 are directly owned by AI98.  Wagner is a managing member of AK5A, a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of
                                            AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               67,955
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            Interwoven, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            1195 West Fremont Avenue, Suite 2000
            Sunnyvale, CA 94087

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '97 L.P., a Delaware limited partnership ("AI97"), the ACP Family Partnership L.P., a California limited partnership and a managing member of A5A and AISTFA, ("ACPFP"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTFA, Accel VI L.P., a Delaware limited partnership ("A6"), Accel VI Associates L.L.C., a Delaware limited liability company and the general partner of A6 ("A6A"), Accel Internet Fund II L.P., a Delaware limited partnership ("AIF2"), Accel Internet Fund II Associates L.L.C., a Delaware limited liability company and the general partner of AIF2 ("AIF2A"), Accel Keiretsu VI L.P., a Delaware limited partnership ("AK6"), Accel Keiretsu VI Associates L.L.C., a Delaware limited liability company and the general partner of AK6 ("AK6A"), Accel Investors '98 L.P., a Delaware limited partnership ("AI98"), James W. Breyer ("Breyer"), a managing member of A5A, AISTFA, AK5A, A6A, AK6A and AIF2 and a general partner of AI97 and AI98, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA, AK5A, A6A, AK6A and AIF2 and a general partner of AI97 and AI98, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA, AK5A, A6A, AK6A and AIF2 and a general partner of ACPFP, ECPP, AI97 and AI98, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA, AK5A, A6A, AK6A and AIF2 and a general partner of AI97 and AI98, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA, AK5A, A6A, AK6A and AIF2 and a general partner of SFP, AI97 and AI98. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI97 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI97.

            A6A, the general partner of A6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A6. AIF2A, the general partner of AIF2, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF2. AK6A, the general partner of AK6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of A6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AIF2A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF2. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AK6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are general partners of AI98 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI98.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP
            -----------

            A5, AISTF, AK5, AI97, A6, AIF2, AK6, AI98, ECPP and SFP are Delaware limited partnerships. ACPFP is a California limited partnership. A5A, AISTFA, A6A, AIF2A AK5A and AK6A are Delaware limited liability companies. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 46114T 10 2

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
                    --------------------------------------------

                      (i)   Sole power to vote or to direct the vote:
                            ----------------------------------------

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:
                            ------------------------------------------

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to dispose or to direct the disposition
                            --------------------------------------------------
                            of:
                            --

                            See Row 7 of cover page for each Reporting Person.

                      (iv)  Shared power to dispose or to direct the
                            ----------------------------------------
                            disposition of:
                            --------------

                            See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of A5, AISTF, AK5, AI97, A6, AIF2, AK6, AI98, ACPFP, ECPP and SFP, and the limited liability company agreements of A5A, AISTFA, A6A, AIF2A, AK5A and AK6A, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------


            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                  SIGNATURES
                                  ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:     Accel V L.P.
              Accel V Associates L.L.C.
              Accel Internet/Strategic Technology Fund L.P.
              Accel Internet/Strategic Technology Fund Associates L.L.C.
              Accel Keiretsu V L.P.
              Accel Keiretsu V Associates L.L.C.
              Accel Investors '97 L.P.
              Accel VI L.P.
              Accel VI Associates L.L.C.
              Accel Internet Fund II L.P.
              Accel Internet Fund II Associates L.L.C.
              Accel Keiretsu VI L.P.
              Accel Keiretsu VI Associates L.L.C.
              Accel Investors '98 L.P.
              Ellmore C. Patterson Partners
              Swartz Family Partnership L.P.
              ACP Family Partnership L.P.

                                            By:  /s/ G. Carter Sednaoui
                                              -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner
                                             By:  /s/ G. Carter Sednaoui
                                               -------------------------
                                             G. Carter Sednaoui,
                                             Attorney-in-fact for the
                                             above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
------------------------------------------------------------------------------------------  ----------------------
Exhibit A:  Agreement of Joint Filing                                                                  31
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                        32